Exhibit 20.1

CAPITAL ONE MASTER TRUST (RECEIVABLES) *

MONTHLY PERIOD : October 2003

Beginning of the Month Principal Receivables :		31,000,432,707.06
Beginning of the Month Finance Charge Receivables :		915,437,295.16
Beginning of the Month Discounted Receivables :		0.00
Beginning of the Month Total Receivables :		31,915,870,002.22

Removed Principal Receivables :		0.00
Removed Finance Charge Receivables :		0.00
Removed Total Receivables :		0.00

Additional Principal Receivables :		988,734,609.22
Additional Finance Charge Receivables :		49,683,964.03
Additional Total Receivables :		1,038,418,573.25

Discounted Receivables Generated this Period		0.00

End of the Month Principal Receivables :		31,197,931,691.72
End of the Month Finance Charge Receivables :		945,021,998.38
End of the Month Discounted Receivables :		0.00
End of the Month Total Receivables :		32,142,953,690.10

Excess Funding Account Balance		0.00
Adjusted Invested Amount of all Master Trust Series		27,180,943,627.63

End of the Month Seller Percentage		12.88%

CAPITAL ONE MASTER TRUST (DELINQUENCIES AND LOSSES)
MONTHLY PERIOD : October 2003	ACCOUNTS	RECEIVABLES

End of the Month Delinquencies :
30 - 59 Days Delinquent	404,147	482,318,202.03
60 - 89 Days Delinquent	252,147	340,050,261.22
90 + Days Delinquent	549,410	788,270,372.05

Total 30 + Days Delinquent	1,205,704	1,610,638,835.30

Delinquencies 30 + Days as a Percent of End of the Month Total Receivables		5.01%

Defaulted Accounts During the Month	178,979	174,639,057.61

Annualized Default Rate as a Percent of Beginning of the Month Principal Receivables		6.55%

*For calculation purposes Beginning of Month Principal Receivables includes Additional Principal Receivables.

CAPITAL ONE MASTER TRUST (COLLECTIONS)
MONTHLY PERIOD : October 2003	COLLECTIONS	PERCENTAGES

Total Collections and Gross Payment Rate**	5,464,855,215.03	16.58%

Collections of Principal Receivables and Principal Payment Rate	4,908,458,956.56	15.34%

Prior Month Billed Finance Charge and Fees	413,502,723.78
Amortized AMF Income	35,999,411.13
Interchange Collected	64,177,685.06
Recoveries of Charged Off Accounts	50,110,664.82
Collections of Discounted Receivables	0.00

Collections of Finance Charge Receivables and Annualized Yield	563,790,484.79	21.15%

CAPITAL ONE MASTER TRUST (AMF COLLECTIONS)
MONTHLY PERIOD : October 2003

Beginning Unamortized AMF Balance		185,597,482.08
+ AMF Slug for Added Accounts	18,682,951.31
+ AMF Collections	28,605,184.81
- Amortized AMF Income	35,999,411.13
Ending Unamortized AMF Balance		196,886,207.07

**Total Collections and Gross Payment Rate is calculated as a Percent of Beginning of Month Total Receivables which includes
Additional Total Receivables.